Exhibit 10.2

Tier Technologies, Inc.

Executive Incentive Metrics for

CHIEF EXECUTIVE OFFICER

AND

SR. VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

For the Fiscal Year Ending September 30, 2005

(Approved by the Compensation Committee of the Board of Directors May 3, 2005)

On May 3, 2005, the Compensation Committee of the Board of Directors of Tier Technologies, Inc. (“Tier”), approved the participation of Mr. James Weaver, Chief Executive Officer, and Mr. David Fountain, Senior Vice President and Chief Financial Officer, in the Incentive Compensation Plan as described below:

James Weaver, Chief Executive Officer

Under the Incentive Compensation Plan, Mr. Weaver will be eligible for an annual bonus ranging from 0% to 110% of his annual base compensation ($0 to $605,000). The actual amount, if any, of Mr. Weaver’s bonus will be determined by the Committee after the close of fiscal year 2005 based on the Committee’s determination of Mr. Weaver’s performance in four specified areas (weighted as indicated): (1) successfully recruiting key personnel in the financial control area (30%); (2) satisfactorily addressing financial and accounting compliance issues (30%); (3) Tier’s attainment of specified organic net income growth targets (30%); and (4) providing strategic leadership for the Company (10%).

David Fountain, Senior Vice President and Chief Financial Officer

Under the Incentive Compensation Plan, Mr. Fountain will be eligible for an annual bonus ranging from 0% to 50% of his annual base compensation ($0 to $162,500). The level of the bonus payout is dependent upon Tier’s attainment of revenue, earnings per share, average share price and operating income figures.